Exhibit 10.26

Summary of Compensatory Arrangements with Executive Officers

Officer	Annual Base Salary	Maximum Potential Bonus (annual)
Robert S. Keane	$337,050	$631,964
Anne S. Drapeau	$225,000	$319,997
Janet Holian	$225,000	$319,997
Alexander Schowtka	$200,000	$274,997